Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                       ROBOCOM SYSTEMS INTERNATIONAL INC.

                         Pursuant to Section 805 of the
                            Business Corporation Law

      The undersigned, being the President and Secretary, respectively, of Robocom Systems International Inc., a New York corporation, hereby certifies and sets forth as follows:

      1. The name of the corporation is Robocom Systems International Inc., originally formed as Robocom Systems Inc.

      2. The Certificate of Incorporation of the corporation was filed with the Department of State of the State of New York on June 30, 1982 and was amended on October 30, 1995 and restated on June 18, 1997 and amended on November 12, 1998 and December 15, 2000.

      3. The corporation hereby amends its Certificate of Incorporation as follows:

      A. Paragraph FOURTH of the Certificate of Incorporation, relating to the number of authorized shares of the corporation is hereby amended to increase the number of authorized shares of common stock from 30,000,000 shares, $.01 par value per share, to 125,000,000 shares, $.01 par value per share, which is an increase of 95,000,000 shares at $.01 par value per share. The number of authorized shares of preferred stock of 1,000,000 shares, $.01 par value per share, will not change as a result of this amendment. Paragraph FOURTH of the Certificate of Incorporation should read as follows:

            "4. The aggregate number of shares of capital stock of the corporation is 126,000,000, of which 125,000,000 shall be common stock, par value $.01 per share (the "Common Stock"), and 1,000,000 shall be preferred stock, par value $.01 per share (the "Preferred Stock"). The Preferred Stock may be issued, from time to time, in one or more series with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolutions adopted by the Board of Directors providing for the issuance of such Preferred Stock or series thereof, and the Board of Directors is hereby expressly vested with authority to fix such designations, preferences and relative participating options or other special rights or qualifications, limitations or restrictions for each series, including, but not by way of limitation, the power to determine the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to

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      provide for and determine the terms of conversion of such Preferred  Stock or any series thereof into Common Stock of the corporation and fix the voting power, if any, of Preferred Stock or any series thereof."

      B. As permitted by Sections 903, 909 and 913 of the Business Corporation Law, Paragraph NINTH, prescribing a majority of the votes of all outstanding shares entitled to vote thereon as the required vote for adoption or approval of a plan of merger or consolidation, a sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation or a plan for binding share exchanges, is added to the Certificate of Incorporation to read as follows:

            "9. By an affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon, (i) a plan of merger or consolidation in which the corporation would be a constituent corporation may be adopted by the shareholders of the corporation as provided in
                              Section 903 of the Business Corporation Law, (ii) a sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation may be approved by the shareholders of the corporation, and the shareholders of the corporation may fix, or may authorize the board of directors of the corporation to fix, any of the terms and conditions of such sale, lease, exchange or other disposition and the consideration to be received by the corporation therefor, as provided in Section 909 of the Business Corporation Law, or
                              (iii) a plan of exchange in which the corporation would be the subject corporation, within the meaning of Section 913 of the Business Corporation Law, may be adopted by the shareholders of the corporation as provided in paragraph (c) of
                              Section 913 of the Business Corporation Law."

      C. As permitted by Section 615 of the Business Corporation Law, Paragraph TENTH, permitting the shareholders of the corporation under certain circumstances to take action on the written consent of the holders of less than all of the outstanding shares, is added to the certificate of incorporation to read as follows:

            "10. Whenever the shareholders are required or permitted to take any action by vote, such action may be taken without a meeting upon written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided that no such written consent shall be effective unless written consents signed by a sufficient number of holders to take action are delivered to the corporation within the time, and in the manner, required by paragraph (b) of Section 615 of the Business Corporation Law."

      4. The amendment effected herein was authorized and adopted by a vote of the board at a meeting of the board of directors of the corporation held on April 17, 2006, followed by a vote of two-thirds of all outstanding shares entitled to vote thereon which were cast at the annual meeting of the shareholders of the corporation held on June 28, 2006, pursuant to Sections 801, 803 and 805 of the Business Corporation Law of the State of New York.

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                            [Signature page follows]

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      IN WITNESS WHEREOF, the undersigned, President and Secretary of the
Corporation, have each executed this Amendment on July 18, 2006, and each affirms that the statements contained herein are affirmed as true under penalties of perjury.

                                ROBOCOM SYSTEMS INTERNATIONAL INC.

                                /s/ Irwin Balaban
                                -------------------------------
                                Irwin Balaban, President

                                /s/ Lawrence B. Klein
                                -------------------------------
                                Lawrence B. Klein, Secretary